UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☒	Soliciting Material Under § 240.14a-12

SEER, INC.
(Name of Registrant as Specified In Its Charter)

BRADLEY L. RADOFF THE RADOFF FAMILY FOUNDATION JEC II ASSOCIATES, LLC THE MOS TRUST MOS PTC, LLC MICHAEL TOROK HOWARD H. BERMAN JOSHUA S. HOROWITZ LUIS E. RINALDINI
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Bradley L. Radoff, Michael Torok and the other participants named herein (collectively, the “Radoff-JEC Group”) intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2026 annual meeting of stockholders of Seer, Inc., a Delaware corporation (the “Company”).

On April 24, 2026, the Radoff-JEC Group issued the following press release and open letter to the board of directors of the Company:

The Radoff-JEC Group Submits Improved Non-Binding Proposal to Acquire Seer, Inc.

Proposal Provides Stockholders $2.35 per Share in Cash, a 39% Premium to the Unaffected Closing Price, as Well as Potential Additional Value from the Sale of Seer’s Assets via a Contingent Value Right

Proposal Provides Stockholders Immediate and Significant Value While Avoiding Further Value Destruction from Continued Abysmal Operating Results

Criticizes the Board for Failing to Engage With the Radoff-JEC Group Regarding its Acquisition Proposal

HOUSTON, TX--(BUSINESS WIRE)--Bradley L. Radoff and Michael Torok (together with certain of their affiliates, the “Radoff-JEC Group”), who collectively own approximately 7.6% of the outstanding shares of Seer, Inc. (NASDAQ: SEER) (“Seer” or the “Company”), today submitted the following improved non-binding proposal to acquire the Company for $2.35 per share in cash plus a contingent value right.

***

April 24, 2026

Seer, Inc.

3800 Bridge Parkway, Suite 102

Redwood City, California 94065

Attn: Board of Directors

Dear Members of the Board,

As you are aware, Bradley L. Radoff and Michael Torok (together with certain of their affiliates, the “Radoff-JEC Group” or “we”) are significant stockholders of Seer, Inc. (“Seer” or the “Company”), collectively owning approximately 7.6% of the Company’s outstanding shares.

On April 13, 2026, we submitted a fully financed proposal that we believe provides stockholders with downside protection from continued poor business performance and a path to full value by way of a contingent value right (“CVR”). While the Board of Directors (the “Board”) and its advisors were able to hastily enact a seemingly unlawful poison pill within days of our initial Schedule 13D filing,1 it has now been two weeks and the Board has still not even contacted us regarding our acquisition proposal.

1 On March 13, 2026, the Company amended its Tax Benefit Preservation Plan, dated as of February 26, 2026 (the “Poison Pill”), to moot a stockholder’s challenge to the Poison Pill in the Delaware Court of Chancery.

Our view remains straightforward: Seer has failed as a public company in every way under the current leadership team, including a share price decline of over 90% since its IPO,2 cumulative reported losses exceeding $465 million3 and virtually no revenue growth. Seer’s complete failure has occurred while numerous industry participants have succeeded: Olink (acquired by Thermo Fisher), PreOmics and Biognosys (acquired by Bruker), Akoya Biosciences (acquired by Quanterix) and Somalogic (acquired by Illumina). Just last week, Alamar Biosciences had a successful initial public offering that valued the company at over $1.5 billion.4 While Board Chair and CEO Omid Farokzhad, M.D. has consistently blamed Seer’s lack of revenue growth over the past half-decade on macroeconomic headwinds and other factors outside of the Company’s control, it is notable that Alamar Biosciences’ revenue grew from $25.1 million in 2024 to $74.2 million in 2025.5

Based on numerous conversations we have had with industry participants, we do not believe Seer will succeed as an independent publicly traded company. This view is supported by Seer’s consistent lack of revenue growth, astronomical operating losses, forward-looking guidance of more of the same dismal results, and the increasing competitive and other pressures from successful, growing companies in its industry. A comparison between Alamar Biosciences and Seer further validates that conclusion – Alamar Biosciences raised and invested less money than Seer while it grew from zero revenue to a 2026 run-rate that exceeds $100 million per year. During that time, Seer burned over $200 million in cash to increase revenue from $15.5 million in 2022 to a mere $16.6 million in 2025.

We continue to believe that although Seer has destroyed tremendous stockholder value to date, it is not too late to salvage value from its assets, capabilities and intellectual property. With that in mind, we are pleased to submit this improved, non-binding proposal to Seer’s Board to acquire 100% of the equity of the Company for $2.35 per share in cash, which represents a 39% premium to the unaffected closing price on April 10, 2026, plus a CVR representing the right for stockholders to receive 80% of the net proceeds received from any license, sale, or other disposition of Seer’s business and assets, including PrognomiQ.

Our proposal is subject to limited confirmatory due diligence and based on the availability of at least $215 million of net cash and cash equivalents at closing. We remain prepared to provide the Company with a substantial non-performance fee to give the Board and fellow stockholders assurance that we will complete the acquisition of Seer on the agreed-upon terms and conditions. Additionally, we are prepared to invest $10 million in the Company. We are ready to move forward and close expeditiously – our proposal is not subject to any financing conditions.

Baker Botts L.L.P. and Olshan Frome Wolosky LLP are acting as our legal advisors, and we are prepared to complete due diligence and negotiate a definitive merger agreement by May 18, 2026. We expect that the Board will promptly meet with us and seriously consider our improved proposal in accordance with its fiduciary duties. We look forward to receiving a response regarding the Board’s willingness and availability to discuss our improved proposal no later than 5:00pm ET on May 2, 2026, at which point our offer will expire.

Sincerely,

Bradley L. Radoff and Michael Torok

2 Share price decline from December 4, 2020 through April 10, 2026, the trading day immediately prior to the Radoff-JEC Group’s submission of its initial non-binding proposal to acquire the Company.

3 The Company’s Form 10-K for the year ended December 31, 2025.

4 Reuters article (“Alamar Biosciences valued at $1.5 billion as shares jump in Nasdaq debut”) dated April 17, 2026.

5 Alamar Biosciences Form S-1 dated March 27, 2026.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Bradley L. Radoff and Michael Torok, together with the other participants named herein (collectively, the “Radoff-JEC Group”), intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2026 annual meeting of stockholders of Seer, Inc., a Delaware corporation (the “Company”).

THE RADOFF-JEC GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the anticipated proxy solicitation are expected to be The Radoff Family Foundation (“Radoff Foundation”), Bradley L. Radoff, JEC II Associates, LLC (“JEC II”), The MOS Trust (“MOS Trust”), MOS PTC, LLC (“MOS PTC”), Michael Torok, Howard H. Berman, Joshua S. Horowitz and Luis E. Rinaldini.

As of the date hereof, Radoff Foundation directly beneficially owns 500,000 shares of Class A Common Stock, par value $0.00001 per share, of the Company (“Common Stock”). As of the date hereof, Mr. Radoff directly beneficially owns 2,110,232 shares of Common Stock. Mr. Radoff, as a director of Radoff Foundation, may be deemed to beneficially own the 500,000 shares of Common Stock directly beneficially owned by Radoff Foundation, which, together with the 2,110,232 shares of Common Stock he directly beneficially owns, constitutes an aggregate of 2,610,232 shares of Common Stock beneficially owned by Mr. Radoff. As of the date hereof, JEC II directly beneficially owns 1,167,296 shares of Common Stock. As of the date hereof, MOS Trust directly beneficially owns 215,000 shares of Common Stock. MOS PTC, as the trustee of MOS Trust, may be deemed to beneficially own the 215,000 shares of Common Stock directly beneficially owned by MOS Trust. As of the date hereof, Mr. Torok directly beneficially owns 285,000 shares of Common Stock. Mr. Torok, as the Manager of JEC II and a Manager of MOS PTC, may be deemed to beneficially own the 1,382,296 shares of Common Stock directly beneficially owned in the aggregate by JEC II and MOS Trust, which, together with the 285,000 shares of Common Stock he directly beneficially owns, constitutes an aggregate of 1,667,296 shares of Common Stock beneficially owned by Mr. Torok. As of the date hereof, each of Dr. Berman and Messrs. Horowitz and Rinaldini does not beneficially own any shares of Common Stock.

Contacts

Greg Lempel

greg@fondrenlp.com